EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated Corporate Relations, Inc.

646-277-1254

john.mills@icrinc.com

Cutera Reports First Quarter 2015 Results

Revenue Grew 18% - Driven by Sales of New Products

BRISBANE, California, May 7, 2015 ─ Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide, today reported financial results for the first quarter ended March 31, 2015.

Key financial highlights for the first quarter of 2015 were as follows:

●	Revenue increased 18% to $19.1 million, compared to the same period last year, resulting primarily from recently launched new products, enlightenTM and excel HRTM.
●	Product revenue grew 48% in North America and 34% from Rest of the World (“ROW”).
●

Gross margin was 53% reflecting a higher level of distributor volume, the unfavorable impact of devalued foreign currencies versus the US dollar, and higher initial manufacturing costs associated with recently launched products.

●

Net loss was $3.6 million, or $0.25 per diluted share. This includes approximately $0.5 million of non-recurring sales expenses related to the restructuring of the North American sales team, and $1.3 million of non-cash expenses related to stock-based compensation, depreciation and intangible amortization.

●	Stock repurchased during the quarter was 386,155 shares for $5.2 million.
●	Cash and investments balance as of March 31, 2015 was $76.1 million.

Kevin Connors, President and Chief Executive Officer of Cutera, stated, “I am pleased with our first quarter 2015 revenue of $19.1 million, which represents the highest first quarter revenue since 2008. Revenue from products grew year-over-year by 48% in North America and 34% in ROW, which demonstrates that our commercial investments and new product launches are yielding solid revenue growth momentum. ROW growth was particularly impressive given the significant decline of the Japanese Yen, Euro and Australian dollar when compared to the same period in 2014. Our international revenue growth was fueled primarily in Europe, and secondarily through existing and new distributors in other regions.

“Revenue from enlighten, our picosecond and nanosecond tattoo removal and benign pigmented lesion treatment laser, has been steadily increasing on a sequential basis and is continuing to gain momentum as we obtain international regulatory clearances, increase the customer reference base, and build the necessary support structure for this product. enlighten is cleared for sale in several countries such as South Korea, Australia, and the European Union and we are actively pursuing approvals in additional countries.

“Our first quarter gross margin of 53% was lower than we had previously expected. This was driven by a combination of higher than usual percentage of distributor business, unfavorable foreign currency headwinds, and higher initial manufacturing costs for our new products. We anticipate that cost reductions and manufacturing efficiencies will materially improve gross margin for recently launched products, resulting in steadily improving gross margin for the remainder of 2015.

“While there are unpredictable factors, including unfavorable currency movements, that may impact our global business, we believe the market for aesthetic light-and-energy-based-systems is healthy and expanding,” concluded Kevin Connors.

Conference Call

The conference call to discuss these results is scheduled to begin at 2:00 p.m. PST (5:00 p.m. EST) on May 7, 2015. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Executive Vice President and Chief Financial Officer. The call will be broadcast live over the Internet hosted at the Investor Relations section of Cutera's website a, and will be archived online within one hour of its completion through 8:59 p.m. PST (11:59 p.m. EST) on May 21, 2015. In addition, you may call 1-877-705-6003 to listen to the live broadcast.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera's ability to increase revenue, reduce expenses, make productivity improvements, develop and commercialize existing and new products and applications, grow the Company’s market share, and realize benefits from additional investment and statements regarding long-term prospects and opportunities in the laser and other energy-based equipment aesthetic market are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera's actual results to differ materially from the statements contained herein. Potential risks and uncertainties that could affect Cutera's business and cause its financial results to differ materially from those contained in the forward-looking statements include those related to the Company’s efforts to improve sales productivity, hire and retain qualified sales representatives, improve revenue growth, gross margins and profitability through leveraging operating expenses; the Company’s ability to successfully develop and launch new products and applications and market them to both its installed base and new customers; unforeseen events and circumstances relating to the Company’s operations; government regulatory actions; the timing and success in obtain regulatory approvals for selling and marketing the Company’s products; and those other factors described in the section entitled, “Risk Factors” in its most recent Form 10-Q as filed with the Securities and Exchange Commission on May 7th, 2015. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. Cutera's financial performance for the first quarter ended March 31, 2015, as discussed in this release, is preliminary and unaudited, and subject to adjustment.

CUTERA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,	March 31,
	2015	2014	2014
Assets
Current assets:
Cash and cash equivalents	$13,462	$9,803	$10,743
Marketable investments	62,595	71,343	73,079
Cash, cash equivalents and marketable investments	76,057	81,146	83,822

Accounts receivable, net	10,400	11,137	6,588
Inventories	11,855	10,988	9,640
Deferred tax asset	26	26	31
Other current assets and prepaid expenses	1,699	1,591	2,404
Total current assets	100,037	104,888	102,485

Property and equipment, net	1,545	1,461	1,358
Deferred tax asset, net of current portion	291	269	337
Intangibles, net	450	595	1,825
Goodwill	1,339	1,339	1,339
Other long-term assets	362	361	21
Total assets	$104,024	$108,913	$107,365

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,855	$3,083	$2,483
Accrued liabilities	8,946	11,007	7,805
Deferred revenue	8,971	8,898	8,058
Total current liabilities	20,772	22,988	18,346

Deferred revenue, net of current portion	3,714	4,346	4,324
Income tax liability	167	145	118
Other long-term liabilities	798	926	1,200
Total liabilities	25,451	28,405	23,988

Stockholders’ equity:
Stockholders' equity	78,573	80,508	83,377
Total liabilities and stockholders' equity	$104,024	$108,913	$107,365

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,	March 31,
	2015	2014
Net revenue	$19,071	$16,189
Cost of revenue	9,052	7,303
Gross profit	10,019	8,886
Gross margin %	53%	55%

Operating expenses:
Sales and marketing	8,187	7,331
Research and development	2,445	2,644
General and administrative	2,989	2,564
Total operating expenses	13,621	12,539
Loss from operations	(3,602)	(3,653)
Interest and other income, net	8	80
Loss before income taxes	(3,594)	(3,573)
Provision for income taxes	50	37
Net loss	$(3,644)	$(3,610)

Net loss per share:
Basic and diluted	$(0.25)	$(0.26)

Weighted-average number of shares used in per share calculations:
Basic and diluted	14,611	14,021

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31,	March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(3,644)	$(3,610)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	961	625
Depreciation and amortization	327	331
Other	106	97
Changes in assets and liabilities:
Accounts receivable	737	3,091
Inventories	(867)	(634)
Accounts payable	(228)	663
Accrued liabilities	(2,781)	(1,534)
Deferred revenue	(559)	548
Other	(66)	(549)
Net cash provided by (used in) operating activities	(6,014)	(972)

Cash flows from investing activities:
Acquisition of property, equipment and software	(407)	(239)
Net change in marketable investments	8,689	(6,351)
Net cash provided by (used in) investing activities	8,282	(6,590)

Cash flows from financing activities:
Repurchases of common stock	(4,550)	—
Proceeds from exercise of stock options and employee stock purchase plan	6,002	2,096
Payments on capital lease obligations	(61)	(33)
Excess tax benefit related to stock-based compensation	—	—
Net cash provided by (used in) financing activities	1,391	2,063

Net increase (decrease) in cash and cash equivalents	3,659	(5,499)
Cash and cash equivalents at beginning of period	9,803	16,242
Cash and cash equivalents at end of period	$13,462	$10,743

Supplemental disclosure of non-cash items:
Repurchase of common stock acquired but not settled	$656	$—

CUTERA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in thousands, except percentage data)
(unaudited)

	Three Months Ended		% Change
	Q1	Q1	Q1 '15 Vs
	2015	2014	Q1 '14
Revenue By Geography:
United States	$7,792	$6,017	+29%
International	11,279	10,172	+11%
	$19,071	$16,189	+18%
International as a percentage of total revenue	59%	63%

Revenue By Product Category:
Products
-North America	$5,677	$3,832	+48%
-Rest of the World	7,561	5,652	+34%
Service	4,368	4,437	-2%
Hand Piece Refills	764	1,041	-27%
Skincare	701	1,227	-43%
	$19,071	$16,189	+18%

	Three Months Ended
	Q1	Q1
	2015	2014
Pre-tax Stock-Based Compensation Expense:
Cost of revenue	$103	$132
Sales and marketing	185	71
Research and development	182	124
General and administrative	491	298
	$961	$625